SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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/ /	Soliciting Material Under Rule 14a-12
YAHOO! INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3420 Central Expressway
Santa Clara, CA 95051

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 27, 2001

    The following supplements and amends the Proxy Statement of Yahoo! Inc. (the "Company") for the Annual Meeting of Stockholders to be held on April 27, 2001, including without limitation, Proposal No. 1 (Election of Directors) described on page 3 of the Proxy Statement.

    The Company recently reached an agreement with Terry S. Semel to become the Company's Chairman and Chief Executive Officer effective May 1, 2001. Timothy Koogle will resign as Chairman and Chief Executive Officer, will be appointed Vice Chairman, a transitional role he is expected to retain until August 2001, and will remain a member of the Company's board of directors. The Company expects that on May 1, 2001 the board of directors will amend the Company's bylaws to increase the number of authorized directors from seven (7) to eight (8), appoint Mr. Semel as the eighth member of the Company's board of directors and elect him as Chairman of the board of directors.

    On April 11, 2001, the Company announced that Heather Killen, Senior Vice President, International Operations, will resign effective on or about June 15, 2001.

    Except as supplemented and amended as described above, the Proxy Statement and Proposal No. 1 are as set forth in the Proxy Statement.

    This Supplement is being mailed to the Company's stockholders entitled to vote at the meeting on or about April 17, 2001.

                      By Order of the Board of Directors,

                      Jonathan K. Sobel
                       Vice President, General Counsel and Secretary

Santa Clara, California
April 17, 2001